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                                                                    EXHIBIT 72

                             [PENNZOIL LETTERHEAD]


FOR IMMEDIATE RELEASE


Contacts:
Robert Harper                                         Joele Frank/Jeff Kimball
Corporate Communications                              Abernathy MacGregor Group
713/546-8914                                          (212) 371-5999


                     PENNZOIL ANNOUNCES TRIAL SCHEDULED FOR
                    LAWSUIT ON TENDER OFFER COMMENCED BY UPR

Houston, TX, September 18, 1997 -- In a teleconference held today in the Delaware Court of Chancery, Chancellor William B. Chandler scheduled a trial on the claims of Union Pacific Resources Group Inc. and Resources Newco, Inc. (NYSE: UPR) (collectively "UPR") that Pennzoil Company (NYSE: PZL) should be required to redeem its shareholder rights plan and certain other structural defenses in response to the tender offer commenced by UPR on June 23, 1997. Trial is scheduled to begin on December 1, 1997.

Pennzoil Company explores for and produces crude oil and natural gas, manufactures and markets premium quality lubricants, including America's top selling motor oil, and is the parent company of Jiffy Lube International, the world's largest franchiser of fast oil change centers.

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